EXHIBIT 99.1

CONTACT: Robert Ferrante 562-908-4288, x1503 David Rothbart 562-908-4288, x2412

Sanitation Districts of Los Angeles County Cease Negotiations

for Eagle Mountain Landfill Project and Look to Expand Evaluation

of Long Term Waste Management Strategies

Whittier, Calif. (May 22, 2013) - In 2000, the Sanitation Districts of Los Angeles County (Sanitation Districts) entered into a Purchase and Sale Agreement with Mine Reclamation Corporation (MRC), a subsidiary of Kaiser Ventures, for the Eagle Mountain Landfill Project located in Riverside County. The purchase would provide long term disposal capacity to be accessed by rail. The Agreement was contingent upon successful resolution of ongoing federal litigation and the transfer of entitlements and requisite permits.

The Sanitation Districts have worked cooperatively with MRC to achieve the terms of the Agreement, while mutually extending escrow. In fall 2011, MRC notified the Sanitation Districts that they were no longer willing to extend escrow. The Sanitation Districts’ Board directed staff to close escrow and hold MRC to its obligations under the Agreement. MRC immediately filed for bankruptcy.

The Sanitation Districts and MRC have been in negotiations since that time regarding the property and project. On Wednesday, May 22nd, the Sanitation Districts’ Board determined that the Sanitation Districts will cease negotiations with MRC and directed staff to undertake an ongoing evaluation of long term waste management strategies. This determination was based on many factors, including changes in the solid waste market and the challenging solid waste management goals that are facing Los Angeles County cities.

“This step was taken only after very careful consideration about what will best serve the public in the long term and what is in the best interests of the agency,” stated Grace Robinson Chan, Chief Engineer and General Manager.

The Sanitation Districts are a regional agency consisting of 23 independent special districts serving over 5.4 million people in 78 cities and unincorporated territory within Los Angeles County. The Sanitation Districts protect public health and the environment through innovative and cost-effective wastewater and solid waste management, and in doing so convert waste into resources such as recycled water, energy, and recycled materials.

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